Exhibit 99.1

News For Immediate Release

Black Stone Minerals, L.P. Announces Hiring of Carrie Clark as Senior Vice President, Land & Legal

HOUSTON—(BUSINESS WIRE)—Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone” or “the Company”) today announced that Carrie A. Clark will assume the role of Senior Vice President, Land & Legal on August 2, 2021. In that role, she will oversee Black Stone’s Land and Land Administration groups. Steve Putman will continue in his current role as Senior Vice President, General Counsel, and Secretary.

Thomas L. Carter, Jr., Black Stone’s Chairman and Chief Executive Officer, commented, “We’re very excited to welcome Carrie to Black Stone. She brings significant strategic and practical experience, which will be invaluable as we continue to focus on development of our asset base to return maximum value to our unitholders. We also expect that Carrie’s acumen in leading teams will further strengthen our Land and Land Administration groups.”

Ms. Clark has over 20 years of land and legal experience, mostly in senior roles. She most recently served as Executive Vice President and Chief Administrative Officer of University Lands, a company within the University of Texas System that manages over 2 million acres of surface and mineral interests in West Texas. Before joining University Lands, Ms. Clark was Deputy General Counsel at Talos Energy, LLC, now a public offshore exploration and production company, where she headed land. Before Talos, she served as Vice President, Land & Legal at EnerVest Operating LLC, a private operator, where she oversaw land and legal and managed acquisitions and divestitures. Ms. Clark began her career in land and legal roles at Shell Oil Company and a Texas-based electric cooperative. She currently serves on the Board of Directors of Brigham Minerals Corporation but expects to step down from that position in connection with her appointment at Black Stone. She has a JD from the University of Houston Law Center and a BBA in Petroleum Land Management and Finance from Texas Tech University.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Black Stone Minerals, L.P. Contacts

Jeffrey P. Wood

President and Chief Financial Officer

Evan Kiefer

Vice President, Finance and Investor Relations

Telephone: (713) 445-3200

investorrelations@blackstoneminerals.com